Exhibit 8.1

August 20, 2014 Tesoro Logistics LP 19100 Ridgewood Parkway San Antonio, TX 78259-1828	Fulbright & Jaworski LLP 1301 McKinney, Suite 5100 Houston, Texas 77010-3095 United States Tel +1 713 651 5151 Fax +1 713 651 5246 nortonrosefulbright.com

Re:	Tesoro Logistics LP Continuous Equity Offering.

Ladies and Gentlemen:

We have acted as counsel to Tesoro Logistics LP, a Delaware limited partnership (the “Partnership”), with respect to certain legal matters in connection with the proposed offering by the Partnership of 2,100,000 common units representing limited partner interests in the Partnership (“Common Units”) pursuant to the Prospectus Supplement dated August 18, 2014 (the “Prospectus Supplement”), forming part of the Registration Statement on Form S-3 (Registration No. 333-185926), filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”), by the Partnership on January 7, 2013 (the “Registration Statement”). In connection therewith, we have participated in the preparation of the discussion (the “Discussion”) set forth under the caption “Material Tax Considerations” in the Prospectus Supplement.

Subject to the assumptions, qualifications and limitations set forth in the Discussion, we hereby confirm that all statements of legal conclusions contained in the Discussion reflect the opinion of Fulbright & Jaworski LLP with respect to the matters set forth therein as of the date of the Prospectus Supplement.

In providing this opinion, we have examined and are relying upon the truth and accuracy at all relevant times of the statements, covenants and representations contained in (i) the Registration Statement, (ii) the Prospectus Supplement, (iii) certain other filings made by the Partnership with the SEC, and (iv) other information provided to us by the Partnership and the general partner of the Partnership.

We hereby consent to the filing of this opinion of counsel as Exhibit 8.1 to the Partnership’s Form 8-K filed on August 20, 2014 and to the reference of our firm in the Prospectus Supplement. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC issued thereunder.

Very truly yours,

/s/ Fulbright & Jaworski LLP

Fulbright & Jaworski LLP

Fulbright & Jaworski LLP is a limited liability partnership registered under the laws of Texas.

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